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 FORM 5
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                                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                         Washington, D.C.  20549

[ ] Check this box if no longer              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    subject to Section 16. Form 4 or
    Form 5 obligations may continue.          Filed pursuant to Section 16(a) of the Securities
    See Instruction 1(b).                         Exchange Act of 1934, Section 17(a) of the
                                                Public Utility Holding Company Act of 1935 or
[ ] Form 3 Holdings Reported                 Section 30(f) of the Investment Company Act of 1940

[ ] Form 4 Transactions Reported

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|1. Name and Address of Reporting Person* | 2. Issuer Name and Ticker or Trading Symbol  | 6. Relationship of Reporting Person(s)  |
|                                         |                                              |    to Issuer (Check all applicable)     |
|   NAGEL        VERNON         J.        |    ACUITY BRANDS, INC. (AYI)                 |                                         |
|                                         |                                              |    [ ] Director       [ ] 10% Owner     |
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|   (Last)      (First)       (Middle)    | 3. I.R.S. Identi-       | 4. Statement for   |    [X] Officer (give  [ ] Other(specify |
|                                         |    fication Number      |    Month/Year      |        title below)       below)        |
|    C/O ACUITY BRANDS, INC.              |    of  Reporting        |                    |                                         |
|    1170 PEACHTREE STREET, NE            |    Person, if an entity |     08/31/02       |  Executive Vice President and           |
|    SUITE 2400                           |    (Voluntary)          |                    |         Chief Financial Officer         |
------------------------------------------|                         |---------------------------------------------------------------
|              (Street)                   |                         | 5. If Amendment,   | 7.  Individual or Joint/Group Filing    |
|                                         |                         |    Date of Original|    (Check Applicable Line)              |
|   ATLANTA      GEORGIA         30309    |                         |    (Month/Year)    |    [X]Form filed by One Reporting Person|
|                                         |                         |                    |    [ ]Form filed by More than One       |
|                                         |                         |                    |       Reporting Person                  |
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|  (City)        (State)         (Zip)                                                                                             |
|                                          Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned        |
|                                                                                                                                  |
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|1.Title of Security  | 2. Trans-  | 2A.Deemed  | 3. Trans-  |4. Securities Acquired (A)| 5.Amount of   | 6.Ownership | 7. Nature  |
|  (Instr. 3)         |    action  |    Execu-  |    action  |   or Disposed of (D)     |   Securities  |   Form:     |    of      |
|                     |    Date    |    tion    |    Code    |   (Instr. 3, 4 and 5)    |   Benefici-   |   Direct    |    Indirect|
|                     |    (Month/ |    Date,   |   (Instr.8)|                          |   ally Owned  |   (D) or    |    Bene-   |
|                     |    Day/    |    if any  |            |--------------------------|   at end of   |   Indirect  |    ficial  |
|                     |    Year)   |    (Month/ |            |  Amount | (A) or | Price |   Issuer's    |   (I)       |    Owner-  |
|                     |            |    Day/    |            |         | (D)    |       |   Fiscal Year |   (Instr.4) |    ship    |
|                     |            |    Year)   |            |         |        |       |   (Instr.3    |             |   (Instr.4)|
|                     |            |            |            |         |        |       |   4)          |             |            |
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|  NONE               |            |            |            |         |        |       |               |             |            |
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|                     |            |            |            |         |        |       |               |             |            |
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|                     |            |            |            |         |        |       |               |             |            |
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|                     |            |            |            |         |        |       |               |             |            |
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|                     |            |            |            |         |        |       |               |             |            |
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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Persons who respond to the collection of information contained in this form are not                                          (over)
required to respond unles the form displays a currently valid OMB control number.                                    SEC2270 (9-02)

 FORM 5 (continued)                 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                           (e.g., puts, calls, warrants, options, convertible securities)

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|1. Title of Derivative        | 2.Conver-   |3.Trans- |3A.Deemed  | 4.Trans- | 5. Number of Deriva-   | 6.  Date Exercisable     |
|   Security (Instr. 3)        |   sion or   |  action |   Execu-  |   action |    tive Securities     |     and Expiration       |
|                              |   Exercise  |  Date   |   tion    |   Code   |    Acquired (A) or     |     Date                 |
|                              |   Price of  |  (Month/|   Date,   |   (Instr.|    Disposed of (D)     |     (Month/Day/Year)     |
|                              |   Deriva-   |  Day/   |   if any  |   8)     |    (Instr. 3, 4 and 5) |                          |
|                              |   tive      |  Year)  |   (Month/ |          |                        |                          |
|                              |   Security  |         |   Day/    |---------------------------------------------------------------
|                              |             |         |   Year)   |          |     (A)     |    (D)   |  Date        | Expira-   |
|                              |             |         |           |          |             |          |  Exercisable | tion Date |
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| EMPLOYEE STOCK OPTION        |  $13.80     | 12/3/01 | 12/3/01   |    A     |   160,000   |          |  (FN 1)      | 12/2/11   |
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|                              |             |         |           |          |             |          |              |           |                            |               |              |           |     |             |          |              |           |
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|                              |             |         |           |          |             |          |              |           |
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|7. Title and Amount           |  8. Price of      |   9. Number of     |  10.  Ownership      |  11.  Nature of    |
|   of Underlying              |     Derivative    |      Derivative    |       of             |       Indirect     |
|   Securities                 |     Security      |      Securities    |       Derivative     |       Beneficial   |
|   (Instr. 3 and 4)           |     (Instr. 5)    |      Beneficially  |       Security:      |       Ownership    |
|                              |                   |      Owned at End  |       Direct (D)     |       (Instr. 4)   |
--------------------------------                   |      of Year       |       or Indirect (I)|                    |
|  Title        |  Amount or   |                   |      (Instr. 4)    |       (Instr. 4)     |                    |
|               |  Number of   |                   |                    |                      |                    |
|               |  Shares      |                   |                    |                      |                    |
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| COMMON SHARES |  160,000     |                   |     160,000        |       D              |                    |
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|               |              |                   |                    |                      |                    |
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Explanation of Responses:

FN 1.  This Option becomes exercisable over a three-year period in monthly installments beginning on 1/3/02.

                                                                /s/ Vernon J. Nagel                         10/14/02
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                                                                ** Signature of Reporting Person             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained                                      SEC2270 (9-02)
in this form are not required to respond unless the form displays a currently valid OMB Number.                             Page 2